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                                                              Exhibit 5.1 and 23

                              FAEGRE & BENSON LLP
                  2500 Republic Plaza, 370 Seventeenth Street
                          Denver, Colorado 80202-4004
                            Telephone 303-592-9000
                            Facsimile 303-820-0600

                               November 13, 2000

ACT Teleconferencing, Inc.
1658 Cole Boulevard, Suite 130
Golden, CO  80401

     RE:  Form S-8 Registration Statement
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Ladies and Gentlemen:

     In connection with the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 relating to the sale of 200,000 shares of common stock (the "Shares") of ACT Teleconferencing, Inc., a Colorado corporation (the "Company"), we have examined the Company's incorporation documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. Based on this review, we are of the opinion that:

          1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Colorado.

          2. The Shares which may be issued will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion expressed herein.

                                                   Very truly yours,

                                                   /s/ FAEGRE & BENSON LLP

                                                   FAEGRE & BENSON LLP